STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                    SSAC, LLC
                                    ("BUYER")

                                       AND

                    TRINITY HEALTHCARE OF WINSTON-SALEM, INC.
                                   ("COMPANY")

                                       AND

                                  ROY HATHCOCK
                                  DALE BENZINE
                                  CHRIS NORMAN
                                  MARC LEONARD
                                   ("SELLERS")

                              SEPTEMBER 23, 2004


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                                TABLE OF CONTENTS
                                -----------------

ARTICLE I SALE AND TRANSFER OF SHARES; CLOSING.................................1


1.1     Sale and Purchase of Shares............................................1
1.2     Purchase Price.........................................................1
1.3     Purchase Price Adjustment..............................................2
1.4     Payment of Purchase Price..............................................2
1.5     Nature of CHC Stock....................................................4
1.6     Closing................................................................4
1.7     Closing Obligations....................................................4


ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLERS...............6


2.1     Organization and Good Standing.........................................6
2.2     Authority/Enforceability...............................................6
2.3     No Conflict............................................................6
2.4     Capitalization.........................................................7
2.5     Financial Statements...................................................7
2.6     Books and Records......................................................7
2.7     Title to Properties; Encumbrances......................................7
2.8     Real Property..........................................................8
2.9     Condition and Sufficiency of Assets....................................9
2.10    Accounts Receivable....................................................9
2.11    Inventory..............................................................9
2.12    Taxes.................................................................10
2.13    No Material Adverse Change............................................10
2.14    Employee Benefits.....................................................11
2.15    Compliance with Legal Requirements....................................12
2.16    Governmental Authorizations...........................................12
2.17    Legal Proceedings; Orders.............................................13
2.18    Absence of Certain Changes and Events.................................13
2.19    Contracts; No Defaults................................................14
2.20    Insurance.............................................................16
2.21    Environmental Matters.................................................17
2.22    Employees/Representatives.............................................17
2.23    Labor Relations; Compliance...........................................18
2.24    Intellectual Property.................................................18
2.25    Subsidiaries..........................................................19
2.26    Finders or Broker Fees................................................19
2.27    Competitive Interest..................................................19
2.28    Related Party Transactions............................................19
2.29    Bank Accounts; Business Locations.....................................20
2.30    Name; Prior Transactions..............................................20
2.31    Disclosure............................................................20


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ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER...........................20


3.1     Organization and Good Standing........................................20
3.2     Authority; No Conflict................................................20
3.3     Certain Proceedings...................................................21
3.4     Finders or Broker Fees................................................21


ARTICLE IV INDEMNIFICATION, REMEDIES AND POST CLOSING COVENANTS...............21


4.1     Survival; Knowledge...................................................21
4.2     Indemnification and Payment of Damages by Sellers.....................22
4.3     Indemnification and Payment of Damages by Buyer.......................23
4.4     Termination of Obligations of Company.................................23
4.5     Survival of Representations and Warranties............................23
4.6     Indemnification Limitations...........................................23


ARTICLE V DEFINITIONS 24


5.1     "Accounts Receivable".................................................24
5.2     "Agreement"...........................................................24
5.3     "Best Efforts"........................................................24
5.4     "Breach"..............................................................24
5.5     "Buyer's Closing Documents"...........................................24
5.6     "Cash Payment"........................................................24
5.7     "Closing".............................................................24
5.8     "Closing Date"........................................................24
5.9     "Company Assets"......................................................24
5.10    "Consent" or "Consents"...............................................25
5.11    "Contract"............................................................25
5.12    "Damages".............................................................25
5.13    [Intentionally Omitted]...............................................25
5.14    "Employee Benefit Plan"...............................................25
5.15    "Encumbrance".........................................................25
5.16    "Environment".........................................................25
5.17    "Environmental, Health, and Safety Liabilities".......................25
5.18    "Environmental Law"...................................................26
5.19    "ERISA"...............................................................26
5.20    "Exempt Damages"......................................................26
5.21    "Exempt Provisions"...................................................26
5.22    "Facility"............................................................27
5.23    "Fiduciary"...........................................................27
5.24    "Financial Statements"................................................27
5.25    "GAAP"................................................................27
5.26    "Governmental Authorization"..........................................27
5.27    "Governmental Body"...................................................27


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5.28    "Hazardous Activity"..................................................27
5.29    "Hazardous Materials".................................................27
5.30    "Indebtedness"........................................................27
5.31    "Indemnified Persons".................................................27
5.32    "Intellectual Property Assets"........................................27
5.33    "Interim Financial Statements"........................................28
5.34    "IRC".................................................................28
5.35    "IRS".................................................................28
5.36    "Knowledge"...........................................................28
5.37    "Leased Property".....................................................28
5.38    "Legal Requirement"...................................................28
5.39    "Liability"...........................................................28
5.40    "Limitation"..........................................................28
5.41    "Material Adverse Change (or Effect)".................................28
5.42    "Occupational Safety and Health Law"..................................28
5.43    "Order"...............................................................29
5.44    "Ordinary Course of Business".........................................29
5.45    "Organizational Documents"............................................29
5.46    "Person"..............................................................29
5.47    "Proceeding"..........................................................29
5.48    "Promissory Note".....................................................29
5.49    "Purchase Price"......................................................29
5.50    "Real Property".......................................................29
5.51    "Records".............................................................29
5.52    "Release".............................................................29
5.53    "Representatives".....................................................29
5.54    "Sale Transaction"....................................................30
5.55    "Sellers' Closing Documents"..........................................30
5.56    "Sellers' Noncompetition Agreement"...................................30
5.57    "Sellers' Releases"...................................................30
5.58    "Shares"..............................................................30
5.59    "Tax".................................................................30
5.60    "Tax Return"..........................................................30
5.61    "Threat of Release"...................................................30
5.62    "Threatened"..........................................................30
5.63    "Workers Compensation Reserve"........................................30


ARTICLE VI GENERAL PROVISIONS.................................................31


6.1     Confidentiality.......................................................31
6.2     Expenses..............................................................31
6.3     Schedules.............................................................31
6.4     Public Announcements..................................................31
6.5     Arbitration...........................................................32
6.6     Notices...............................................................32
6.7     Tax Issues............................................................33


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6.8     Recoupment............................................................33
6.9     Further Assurances....................................................33
6.10    Waiver................................................................33
6.11    Entire Agreement and Modification.....................................34
6.12    Construction..........................................................34
6.13    Assignments; Successors; No Third Party Rights........................34
6.14    Severability..........................................................34
6.15    Section Headings......................................................35
6.16    Governing Law.........................................................35
6.17    Arm's Length Negotiations.............................................35
6.18    Counterparts/Facsimile Signatures.....................................35




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                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT is made and entered into effective as of September 23, 2004, by and among SSAC, LLC, a Florida Limited Liability Company ("Buyer"), TRINITY HEALTHCARE OF WINSTON-SALEM, INC., a Georgia corporation ("Company"), and ROY HATHCOCK, DALE BENZINE, CHRIS NORMAN AND MARC LEONARD, Florida, Georgia, North Carolina and North Carolina residents, respectively ("Sellers"). Certain other capitalized terms used herein are defined in Article X and throughout this Agreement.

                                R E C I T A L S :

        A. Sellers own 100% of the issued and outstanding shares (the "Shares") of capital stock of Company.

        B. Company is engaged through its subsidiaries in the sale and leasing of durable medical equipment, including home oxygen equipment (the "Business").

        C. The facilities of the Company consist of the Company's leased corporate headquarters at 3918 West Point Boulevard, Winston Salem, North Carolina 27103, 116 North Old Statesville Road, Suite B, Huntersville, North Carolina 28070, 1165 Allgood Road, Marietta, Georgia 30062, 541 Historic Highway, 441 Demorest, Georgia 30535, and 9801 West Cincay Avenue, Suite 170, Huntersville Business Park, Huntersville, North Carolina 28075 (the "Facilities").

        D. Sellers desires to sell, and Buyer desires to purchase, all of the Shares upon the terms and subject to the conditions, representations, warrants and covenants contained in this Agreement.

        E. Sellers, as owners of all of the Shares, will both benefit from the sale of the Shares to Buyer and are joining in this Agreement as a material inducement to Buyer and as a condition to Buyer's willingness to enter into this Agreement.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual promises representations, warranties and covenants herein contained, the parties agree as follows:

                                   ARTICLE I
                      SALE AND TRANSFER OF SHARES; CLOSING

        1.1 SALE AND PURCHASE OF SHARES. Subject to the terms and conditions of this Agreement, at the Closing Seller will sell, convey, assign, deliver and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller free and clear of any Encumbrances.

        1.2 PURCHASE PRICE. The purchase price for the Shares will be Five Million Four Hundred Thousand and No/100 Dollars ($5,400,000.00), plus satisfaction of a shareholder loan made by Roy Hathcock not to exceed $70,000, and minus any Purchase Price Adjustment set forth in Section 1.3 below (the "Purchase Price").

        1.3 PURCHASE PRICE ADJUSTMENT. The Purchase Price is subject to adjustment, as follows:

                1.3.1 At the Closing, Buyer and Seller shall mutually determine the accounts receivable balance of the Company as of the Closing Date ("Closing Date Accounts Receivable Balance").

                1.3.2 Buyer will thereafter attempt to collect the accounts receivable comprising the Closing Date Accounts Receivable Balance in the ordinary course of Business.

                1.3.3 Two Hundred Seventy (270) days after August 31, 2004, Buyer and Sellers shall determine the amount of the Closing Date Accounts Receivable Balance which has been collected by the Company since August 31, 2004 ("270 Day Collection Amount").

                1.3.4 To the extent that the 270 Day Collection Amount Exceeds $1,500,000 there shall be no adjustment to the Purchase Price. To the extent that the 270 Day Collection Amount is less than $1,500,000 ("Account Receivable Shortfall"), the Purchase Price shall be adjusted downward on a dollar for dollar basis in the amount of the Account Receivable Shortfall.

                1.3.5 Any Account Receivable Shortfall shall immediately be reimbursed to Buyer by Sellers and Buyer shall additionally have the right to offset any amounts otherwise owing under any Promissory Notes hereunder or otherwise offset against any stock held in escrow or place a lien on any Critical Home Care, Inc. ("CHC") stock then held in whole or in part by Sellers, their heirs, representatives, affiliates and assigns, provided any such actions shall be done in a manner consistent with the last sentence of Section 6.8.

                1.3.6 The parties agree that when determining the 270 Day Collection Amount, no write-offs will be taken against payment balance amounts if material consistent payments have been made during the 270 day Period after Closing.

                1.3.7 For purposes of this Section 1.3, all payments received by the Company on any accounts receivable underlying the Closing Date Accounts Receivable Balance shall be applied by the Company to the oldest accounts receivable of the payor.

        1.4 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable at the Closing or otherwise, as follows:

                1.4.1 The sum of Two Million Five Hundred Thousand Dollars ($2,500,000) shall be paid by Buyer to certain Sellers at Closing by bank cashiers or certified check or by interbank wire transfer, at Buyer's option ("Cash Payment") as follows:

                             $1,667,500       Roy Hathcock

                             $832,500         Dale Benzine


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                1.4.2 On or before January 15, 2005, the total sum of Nine
        Hundred Seventy Five Thousand Five Hundred Ten Dollars ($975,510) shall be paid to Chris Norman and Marc Leonard by bank cashiers or certified check or interbank wire transfer, at Buyer's option. By no later than January 8, 2005 Messrs. Norman and Leonard will jointly provide written notice to Buyer of the allocation among them of the Nine Hundred Seventy Five Thousand Five Hundred Ten Dollars ($975,510) payment. Failing said notice, Buyer shall have said payment made jointly payable to Messrs. Norman and Leonard. The payment set forth in this Section 1.4.2, subject to Buyer's rights of recoupment/offset hereunder, is guaranteed by CHC pursuant to that certain unsecured Guaranty (the "Guaranty") executed by CHC on even date hereof, and attached as Exhibit 1.4.2.

                1.4.3 CHC common stock, with a total value of Seven Hundred Forty Nine Thousand Seven Hundred Fifty Dollars ($749,750) shall be provided to Roy Hathcock at Closing. The value of such shares of CHC common stock on a per share basis shall be determined by calculating the average daily closing price of said stock for the ten (10) business day period immediately prior to the Closing Date.

                1.4.4 CHC common stock, with a total value of One Hundred Sixty Six Thousand Six Thousand and Five Hundred Dollars ($166,500) shall be provided to Dale Benzine at Closing. The value of such shares of CHC common stock on a per share basis shall be determined by calculating the average daily closing price of said stock for the ten (10) business day period immediately prior to the Closing Date

                1.4.5 CHC common stock, with a total value of Three Hundred Forty Seven Thousand Five Hundred Dollars ($347,500) shall, on January 15, 2005, be provided to Chris Norman and Marc Leonard, provided, however, that of such amount CHC common stock with a total value of Two Hundred Sixty Thousand Six Hundred and Twenty Five Dollars ($260,625) shall placed in escrow with counsel for Buyer for a period of one (1) year from the date thereof pursuant to the Escrow Agreement attached as
        Exhibit 1.4.5 and such escrowed stock shall be subject to Buyer's rights of recoupment/offset hereunder. To the extent not subject to recoupment/offset, all such CHC shares placed in escrow shall be provided to Chris Norman and Marc Leonard on or before January 15, 2006. By no later than January 8, 2005, Messrs. Norman and Leonard will jointly provide written notice to Buyer of the allocation among them of the CHC common stock. Failing said notice, Buyer shall have all of such stock jointly titled in the names of Messrs. Norman and Leonard. The value of such shares of such CHC common stock on a per share basis shall be determined by calculating the average daily closing price of said stock for the ten (10) business day period immediately prior to the Closing Date.

                1.4.6 A promissory note, jointly payable to Roy Hathcock and Dale Benzine, in the aggregate principal amount of Six Hundred Sixty Thousand Seven Hundred Forty Dollars ($660,740), 55.05% ($363,740.00) of which shall be payable to Roy Hathcock and 44.95% ($297,000.00) of which shall be payable to Dale Benzine, in the form attached hereto as Exhibit
        1.4.6 (the "Promissory Note"). The Promissory Note and all rights of Hathcock and Benzine thereunder shall be secured by Buyer pursuant to the Security Agreement and Financing Statements attached hereto as Exhibits 1.4.6(a) and 1.4.6(b)



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respectively, but shall be inferior and subordinated to any Liability owed to and all the rights and interest of Buyer's working capital (including future increases) and acquisition revolver loans with its primary bank or any successors ("Buyer's Lender"). The Seller agrees to execute and deliver such subordination agreement and instruments as may be requested from time to time by Buyer's Lender and that the Promissory Note shall be in such form and contain such provisions as are mutually satisfactory to Buyer's Lender and Seller. The Promissory Note shall be for a term of twenty-one (21) months beginning January 15, 2005 and maturing October 15, 2006, shall bear simple interest at the rate of 8% per annum commencing January 15, 2005 and shall provide for equal quarterly payments of principal and interest. Payment pursuant to the Promissory Note, subject to Buyer's rights of recoupment/offset hereunder, is guaranteed by CHC pursuant to the Guaranty executed by CHC on even date hereof, and attached as Exhibit 1.4.2.

                1.4.7 At the Closing, the Buyer shall pay Roy Hathcock the amount calculated by taking the amount of any valid documented loans by Mr. Hathcock to the Company which are outstanding and subtracting $50,000, which Mr. Hathcock has agreed to contribute as additional paid in capital, with such resulting amount in any event not to exceed Seventy Thousand Dollars ($70,000). Said payment to Mr. Hathcock shall be in full satisfaction of any and all loans made by Mr. Hathcock to the Company. Mr. Hathcock shall execute the release of claims relating to all such loans, which is attached as Exhibit 1.4.7, in consideration for said payment amount.

        1.5 NATURE OF CHC STOCK. Sellers acknowledge that all CHC stock acquired by Sellers hereunder, being acquired in a private transaction, will be restricted in nature and the certificates therefor shall contain the restrictive legend attached as SCHEDULE 1.5 hereof. Such stock may only be sold as set forth in such restrictive legend. Notwithstanding the above, CHC shall use best efforts to cause such CHC stock acquired by Sellers hereunder to be registered for resale within six (6) months of the date hereof and shall include such stock on CHC's S-1 Registration Statement currently being evaluated by the SEC.

        1.6 CLOSING. The purchase and sale (the "Closing") provided for in this Agreement will take place at 10:00 a.m. on September 23, 2004, at the offices of Arcadia Services, Inc., 26777 Central Park Boulevard, Suite 200, Southfield, Michigan 48076 or at such other time and place as the parties may mutually agree.

        1.7 CLOSING OBLIGATIONS. At the Closing:

                1.7.1 Sellers will deliver to Buyer (collectively the "Sellers' Closing Documents"):

                        (a) Certificates representing the Shares, duly endorsed
                (or accompanied by duly executed stock powers);

                        (b) A Release in the form of Exhibit 1.7.1(b) executed
                by Sellers indicating Sellers shall release the Company from any and all claims, liabilities or obligations ("Sellers' Release");



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                        (c) Noncompetition Agreements in the form of Exhibit
                1.7.1(c), executed by Sellers (the "Sellers Noncompetition Agreement);

                        (d) The Consents;

                        (e) The resignation of Sellers and such other
                individuals identified on Schedule 1.7.1(e), as officers, directors and employees of the Company, effective as of the Closing Date, in the form and substance satisfactory to Buyer's counsel;

                        (f) A legal opinion from Sellers' counsel in the form of
                Exhibit 1.7.1(f);

                        (g) An Encumbancy Certificate in the form of Exhibit
                1.7.1(g);

                        (h) The Escrow Agreement;

                        (i) All other documents, instruments or writings
                required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

                1.7.2 Buyer will deliver to Sellers:

                        (a) The Cash Payment;

                        (b) The Promissory Note;

                        (c) The CHC stock referenced herein;

                        (d) Encumbancy Certificate in the form of Exhibit
                1.7.2(d);

                        (e) The Guaranty;

                        (f) The Security Agreement;

                        (g) The Escrow Agreement;

                        (h) All other documents, instruments or writings
                required to be delivered to Sellers at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Sellers may reasonably request.

        1.8 EMPLOYEE SHARES. As soon as practicable after Closing, the Buyer shall cause CHC to issue 150,000 shares of CHC common stock to certain employees of the Company set forth in Schedule 1.8, in satisfaction of liabilities owed such employees by the Company. Sellers acknowledge that in order to transfer such CHC shares to said employees, the employees must qualify for an exemption under federal and state securities laws. Seller shall have the right to enforce the obligation of Buyer under this Section 1.8.



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                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                             OF COMPANY AND SELLERS

        As a material inducement to Buyer entering into this Agreement and knowing and acknowledging that Buyer is relying upon the same, the Company and Sellers, jointly and severally, hereby make, as of the Closing Date, the following representations and warranties to Buyer.

        2.1 ORGANIZATION AND GOOD STANDING. The Company is a corporation duly organized, validly existing, and in good standing under the respective laws of the State of its incorporation, with full power and authority to conduct its business as it is now being conducted, to own, lease and use the properties and assets that it purports to own, lease or use, and has the full power and authority to perform all of its material Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction which either the ownership, leasing or use of the properties owned, leased or used by it, or the nature of the activities conducted by it, require such qualification.

        2.2 AUTHORITY/ENFORCEABILITY. This Agreement constitutes the legal, valid, and binding obligation of Sellers and Company, enforceable against them in accordance with its terms. Upon the execution and delivery by Sellers of the Sellers' Closing Documents, the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against them in accordance with their respective terms. Sellers and Company have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their respective obligations under this Agreement and the Sellers' Closing Documents.

        2.3 NO CONFLICT. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the contemplated transactions hereunder will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with, result in a violation of or have any adverse affect upon (i) any provision of the organizational documents of the Company, or (ii) any resolution adopted by the Board of Directors or the stockholders of the Company; (b) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereunder or to exercise any remedy or obtain any relief under any Legal Requirement, any Order to which the Company or Sellers, or any of the assets owned or used by the Company, may be subject; (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company; (d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or
(e) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company. Except as set forth in
Schedule 2.3 neither Sellers nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this



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Agreement or the consummation or performance of any of the transactions contemplated hereunder.

        2.4 CAPITALIZATION. The equity securities of the Company are duly authorized, validly issued, fully paid and non-assessable, and consist solely of the equity securities described in Schedule 2.4. At the Closing, the Shares shall represent all of the issued and outstanding shares of capital stock of the Company. Sellers are and will be on the Closing Date, the legal, record and beneficial owners and holders of the Shares, free and clear of all Encumbrances, and shall transfer ownership and marketable title to the Shares to the Buyer, free of all Encumbrances at the Closing. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company, no Person has any rights to acquire any shares of the capital stock of the Company, and there are no options, calls, warrants or other securities or rights outstanding which relate to, are convertible into or exercisable for any securities of the Company. Schedule 2.4 sets forth, with respect to the Company, the name, address and federal taxpayer identification number of, and the number of outstanding Shares legally and beneficially owned by each shareholder as of the date hereof and the Closing Date.

        2.5 FINANCIAL STATEMENTS. Attached hereto as Schedule 2.5 are the following financial statements of the Company ("Financial Statements"): (a) the balance sheet of the Company as of December 31, 2003 and 2002, and the related statements of income for each of the years then ended, together with (b) a balance sheet of the Company as of July 31, 2004 and the related statement of income for the month then ended (the "Interim Financial Statements"). All Financial Statements are true, accurate, complete, and present the properties, financial condition and results of operations of Company as of the respective dates of and for the periods referred to in such Financial Statements, all in accordance with and pursuant to GAAP consistently applied, except as expressly stated in Schedule 2.5. There has been no Material Adverse Change to the financial condition reflected in the Financial Statements of the Company from July 31, 2004, through and including the date of Closing.

        2.6 BOOKS AND RECORDS. The books of account, accounting records, minute books, and stock record books, of the Company(collectively "Records"), are in all material respects complete, accurate and correct and have been maintained in accordance with reasonable business practices, except as may be disclosed in the Financial Statements. All existing Records requested by the Buyer have been made available to the Buyer for review. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and maintained in such minute books, except for any inconsequential and informal meeting which did not have any significant impact upon the Company and at which no business of any consequence was conduced, no actions or resolutions were taken and no liability was incurred. At the Closing, all Records will be delivered to the Buyer.

        2.7 TITLE TO PROPERTIES; ENCUMBRANCES. Except as indicated in Schedule 2.7, the Company owns and has absolute, good and marketable title to all of the material properties and assets (whether tangible or intangible) located in the Facility leased or operated by the Company, used in the business or operations of the Company, or reflected in the books, records or Financial

Statements of the Company, and all material properties and assets purchased or otherwise acquired by the Company since the date of the Interim Financial Statements (except for supplies sold since said dates in the Ordinary Course of Business and consistent with past practice) (collectively "Company Assets"). All Company Assets are free and clear of all Encumbrances, except those Encumbrances described in Schedule 2.7.

        2.8 REAL PROPERTY.

                2.8.1 Schedule 2.8.1 lists and describes all real property or interests in real property or interests in real property leased or subleased to or by the Company ("Leased Property"). The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Schedule 2.8.1 and with respect to each such lease and sublease except as disclosed in Schedule 2.8.1:

                        (a) Each is legal, valid, binding, enforceable, and in
                full force and effect in all material respects and will continue to be legal, valid, binding, enforceable, and in full force and effect in all material respects on identical terms following the consummation of the Contemplated Transactions;

                        (b) No Person is in breach or default, and no event has
                occurred which, with or without notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                        (c) No Person has repudiated any provision thereof;

                        (d) There are no disputes, material oral agreements, or
                forbearance arrangements in effect as to the lease or sublease;

                        (e) With respect to each sublease, the representations
                and warranties set forth in subsections (a) through (e) above are true and correct with respect to the underlying lease; and

                        (f) The Company has not assigned, transferred, conveyed,
                mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold.

        2.8.2 Except as disclosed in Schedule 2.8.2, with respect to each parcel of Leased Property:

                (a) The Company has received all material Governmental Authorizations required in connection with the use or operation thereof and have been operated and maintained in accordance with material applicable Legal Requirements;

                (b) Each is supplied with utilities and other services necessary for the operation of said Facility in the Ordinary Course of Business as conducted prior to the Closing;

                (c) There are no pending or threatened condemnation proceedings, or lawsuits or administrative actions relating to any parcel of Leased Property which could affect the current use or occupancy thereof;

                (d) There are no public improvements which should have been ordered, threatened, announced or contemplated which have not been completed, assessed and fully paid for;

                (e) There are no parties (other than the Company) in possession or control of any parcel of Leased Property, except as disclosed in
        Schedule 2.8.2; and

                (f) Each parcel of Leased Property has vehicular access to a public road, and access to the Facility provided by paved public right-of-way with adequate curb cuts available.

        2.9 CONDITION AND SUFFICIENCY OF ASSETS. Except as disclosed in Schedule 2.9, the Facility and the Company Assets, which are material to the operations of the Company, are structurally sound, in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Facility or the Company Assets are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. All personal property, fixtures, machinery and equipment owned or used by the Company, which are material to the operations of the Company, are in reasonable operating condition and repair, except as disclosed in Schedule 2.9. All real property, buildings, plants and structures used by the Company are, in all material respects, structurally sound and in good operating condition, except as disclosed in Schedule 2.9. The Facility and the Company Assets are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

        2.10 ACCOUNTS RECEIVABLE. All accounts receivable, net of allowances for doubtful accounts, of the Company that are reflected in the accounting records of the Company as of the Closing Date (collectively the "Accounts Receivable") represent and, at the Closing, will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable equal to an amount not less than One Million Five Hundred Thousand ($1,500,000) Dollars are and at the Closing will be current and collectible, in full, subject to no offsets or defenses, except for the amount of any respective reserves shown in the Closing Financial Statements (which reserves are adequate and calculated in accordance with GAAP and past practice and, in the case of the reserves as of the Closing Date, will not represent a Material Adverse Change in the composition of such Accounts Receivable in terms of aging). Subject to such stated reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within two hundred seventy (270) days after the August 31, 2004.

        2.11 INVENTORY. All inventory of the Company, whether or not reflected in the Financial Statements, consists of (i) good quality and reasonable quantity, fully usable and saleable within the twelve month period following the Closing Date in the ordinary course of business, (ii) all inventories have been priced at the lower of cost or market on a first in first out basis in accordance with GAAP, and (iii) the quantities of each of item of inventory (whether raw materials, work in process, or finished goods) are not excessive, are reasonable in the present circumstances of the Company and meet all current customer specifications. Attached as Schedule 2.11 is a current inventory listing of the Company.

        2.12 TAXES.

                2.12.1 The Company has filed or caused to be filed, on a timely basis including lawful extensions, all Tax Returns that are or were required to be filed by or with respect to it, pursuant to applicable Legal Requirements. The Company has paid all Taxes that have or may have become due pursuant to those Tax Returns, any Legal Requirement or otherwise, or pursuant to any assessment received by Sellers or the Company.

                2.12.2 Schedule 2.12.2 contains a complete and current list of all audits of or adjustments to all Tax Returns of the Company (or its predecessors) ending within the four (4) year period immediately preceding the date of the Interim Financial Statements, including a reasonably detailed description of the nature, proposed adjustments and outcome of each audit. Except as described in Schedule 2.12.2, neither Sellers nor the Company have given or been requested to give waivers or extensions (or are or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes by the Company or for which the Company may be liable. All deficiencies accrued as a result of such audits have been paid.

                2.12.3 Taxes based on the operations of the Company have been reflected on the books and records of the Sellers. The charges, accruals, and reserves with respect to Taxes in the Financial Statements of the Sellers for the Company are correctly determined in accordance with GAAP. All Taxes that the Company is or was required by Legal Requirements to pay, withhold or collect have been duly paid, withheld or collected and, to the full extent required, have been timely paid to the proper Governmental Body or other Person. The Company has no Liability for Taxes, except for Taxes reserved in its Closing Financial Statements and accrued in the Ordinary Court of Business since the date thereof.

                2.12.4 All Tax Returns filed (or that are included on a consolidated basis) by the Company are true, correct, and complete and exact copies of all Tax Returns filed by the Company during the four (4) year period preceding the date hereof have been made available to the Buyer. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

                2.12.5 Schedule 2.12.5 describes all tax elections and consents filed by the Company with any Governmental Body. The Company has never filed any election or consent under IRC Sections 341 or 338.

        2.13 NO MATERIAL ADVERSE CHANGE. Since March 31, 2004, there has not been any Material Adverse Change to the Company or its assets or business, and no event has occurred or circumstance exists that may result in a Material Adverse Change to the Company.

        2.14 EMPLOYEE BENEFITS.

                2.14.1 Schedule 2.14.1 describes each Employee Benefit Plan that the Company maintains or to which the Company contributes AND EACH EMPLOYEE BENEFIT PLAN THAT THE COMPANY FORMERLY MAINTAINED OR TO WHICH THE COMPANY EVER CONTRIBUTED IN THE PAST THREE (3) YEARS.

                2.14.2 Except as disclosed in Schedule 2.14.2, each Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the IRC and all other Legal Requirements and all required filings, returns, reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been timely filed or distributed appropriately with respect to each such Employee Benefit Plan as required by ERISA, the IRC and all Legal Requirements.

                2.14.3 All required contributions (including all employer contributions and employee salary reduction contributions) have been paid to each Employee Benefit Plan and all required contributions for any period ending on or before the Closing Date which are not yet due have been and shall be accrued and reserved in the Company's Interim Financial Statements and books and records. All premiums or other payments for all periods ending on or before the Closing Date have been paid - or have been accrued and reserved in the Company's respective Interim Financial Statements and books and records with respect to each such Employee Benefit Plan.

                2.14.4 No funding or asset deficiency of any kind exists under any Employee Benefit Plan.

                2.14.5 Except as disclosed in Schedule 2.14.5, Sellers have made available to Buyer correct and complete copies of all Employee Benefit Plans, including without limitation, all agreements, plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the three most recent Form 5500 Annual Reports, and all related trust agreements, insurance contracts and other funding agreements which implement or relate to each Employee Benefit Plan.

                2.14.6 No such Employee Benefit Plan has been completely or partially terminated or been the subject of a reportable event as to which notices would be required to be filed with the PBGC within the past three (3) years. No proceeding by the PBGC to terminate any such Employee Benefit Plan has been instituted or threatened.

                2.14.7 To the knowledge of the Sellers and the Company, there have been no prohibited transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, complaint, grievance, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. Neither the Company (nor their employees with responsibility for employee benefits matters) nor the

        Sellers have any Knowledge of any basis for any such action, suit, grievance, complaint, proceeding, hearing or investigation.

                2.14.8 The Company has not incurred, and neither the Sellers nor the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any reason to expect that the Company will incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Benefit Plan.

                2.14.9 The Company does not contribute to, never has contributed to, and never has been required to contribute to any Multi-Employer Plan or has any Liability (including withdrawal Liability) under any Multi-Employer Plan.

                2.14.10 Except as disclosed in Schedule 2.14.11, the Company does not maintain, has ever maintained, has never contributed, and has never been required to contribute to any Employee Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents.

                2.14.11 The Company has no Liability arising from any Employee Plan, except for any liability reflected in the Company's Interim Financial Statements or as accrued in the Ordinary Course of Business since the date of such Interim Financial Statements.

        2.15 COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in Schedule 2.15:

                2.15.1 The Company is, and at all times during the last three
        (3) years has been, in full compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                2.15.2 No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Company under, or a failure on the part of the Company to comply with, any Legal Requirement

                2.15.3 Neither Company nor Sellers have received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual or, to the Knowledge of the Company, alleged violation of, or failure to comply with, any Legal Requirement, or (ii) any actual or, to the Knowledge of the Company, alleged obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

        2.16 GOVERNMENTAL AUTHORIZATIONS.

                2.16.1 Schedule 2.16.1 contains a complete and correct list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Schedule 2.16.1 is valid and in full force and effect. The

        Company has fully complied with all conditions and requirements for, or relating to, all Governmental Authorizations.

                2.16.2 The Company has all material Governmental Authorizations necessary to permit it to lawfully conduct and operate its business in the manner as currently conducted, and to permit it to own and use its assets in the manner in which they are currently owned and used.

                2.16.3 Neither Company nor Sellers have received any notice or other communication regarding any actual, or to the Knowledge of the Company, alleged (i) violation or failure to comply with any Governmental Authorization or (ii) revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

        2.17 LEGAL PROCEEDINGS; ORDERS.

                2.17.1 Except as disclosed in Schedule 2.17, there is no pending
        Proceeding: (a) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned, leased or used by the Company; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereunder. No such Proceeding has been Threatened in writing, or orally to the Knowledge of the Sellers or the Company, and no Proceeding has been terminated (by adjudication, settlement or otherwise) within the last three (3) years. No event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding; and

                2.17.2 There is currently no Order to which the Company, Sellers or any of the Company's businesses or any of the assets owned, leased or used by the Company, is subject. The Company has complied with all Orders to which it, or any of the assets owned or used has been subject.

        2.18 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
Schedule 2.18, since March 31, 2004, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

                2.18.1 Change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                2.18.2 Amendment to the Organizational Documents of the Company;

                2.18.3 Payment of any bonuses to or any increase in any salaries, wages, benefits or other compensation of any stockholder, director, officer, employee, agent or Representative of the Company or entry into any employment or severance agreement or arrangement, or any other Contract with such Person except for increases or payments in the Ordinary Course of Business;

                2.18.4 Payment or accrual of any bonuses, commissions or other distributions to any Sellers or any relative of any Sellers;

                2.18.5 Adoption of, or increase in the payments to or benefits under, any Employee Benefit Plan;

                2.18.6 Damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, in excess of $50,000;

                2.18.7 Entry into, termination of, or receipt of notice of termination of any Contract or transaction outside the Ordinary Course of Business or which involves a total remaining commitment by or to the Company of at least $50,000 other than such actions that would not reasonably be considered to have a Material Adverse Effect;

                2.18.8 Sale, license, lease, or other disposition of any asset or property of the Company in excess of $10,000 or imposition of any Encumbrance on any asset or property of the Company, except in the Ordinary Course of Business;

                2.18.9 Cancellation, settlement, or waiver of any claims or rights of or against the Company in excess of $25,000;

                2.18.10 Change in any of the accounting methods or principles used by the Company except for any changes necessitated by changes to GAAP or as required pursuant to this Agreement; or

                2.18.11 The entry into any Contract by the Company to do any of the foregoing.

        2.19 CONTRACTS; NO DEFAULTS.

        2.19.1 Schedule 2.19.1 contains a complete and correct list, and Sellers have made available to Buyer true and complete copies, of:

                        (a) Each Contract that involves the furnishing or
                performance of services, or the delivery, sale, lease or transfer of goods, materials or products, by the Company in an amount or value in excess of $10,000, including, but not limited to, purchase orders received by the Company;

                        (b) Each Contract that involves the furnishing or
                performance of services to, or the purchase, lease or receipt of goods, materials, inventory, supplies, products or other personal property by the Company in an amount or value in excess of $10,000, including, but not limited to, purchase orders issued by the Company;

                        (c) Each lease, rental or occupancy agreement, license,
                installment and conditional sale agreement, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000);

                        (d) Each Contract under which the Company has created,
                incurred, assumed or guaranteed any indebtedness for borrowed money, has incurred any capitalized lease obligation, or under which any of its tangible or intangible assets, are Encumbered other than such contracts relating to an obligation of less than $10,000 or involving payments of less than $10,000 in the aggregate;

                        (e) Each licensing agreement or other Contract with
                respect to any Intellectual Property Assets, including, without limitation, agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                        (f) Each profit sharing, stock option, stock purchase,
                stock appreciation, deferred compensation, severance, or other plan, arrangement, contract or Employee Benefit Plan for the benefit of its current or former directors, officers, and employees, except for Employee Benefits Plans disclosed in
                Schedule 2.15;

                        (g) Each written agreement for the employment of or
                receipt of any services from any Person on a full-time, part-time, consulting, commission or any other basis, except for oral agreements of employment that are terminable by the Company at will and without any Liability;

                        (h) Each Contract containing covenants that in any way
                purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

                        (i) Each Contract for capital expenditures in excess of
                $10,000;

                        (j) Each warranty, guaranty, or other similar
                undertaking extended by the Company for or with respect to any Person except as disclosed in Schedule 2.27;

                        (k) Each Contract with any employee, officer, director,
                shareholder, sales representative, consultant, distributor, Representative or agent of the Company;

                        (l) Each Contract relating to Intellectual Property
                Assets;

                        (m) Each Contract not entered into in the Ordinary
                Course of Business;

                        (n) Each Contract relating to confidentiality or
                noncompetition;

                2.19.2 Except as set forth in Schedule 2.19.2, the Sellers do not have any fixed or contingent rights or obligations under any Contract that relates to the business of, or any of the assets owned or used by, the Company.

                2.19.3 Except as set forth in Schedule 2.19.3, each Contract is in full force and effect and is valid and enforceable in accordance with its terms.

                2.19.4 Except as set forth in Schedule 2.19.4, with respect to each Contract (including, without limitation, those Contracts and agreements disclosed or required to be disclosed in Schedule 2.19.1):

                        (a) The Company is, and at all times has been, in
                material compliance with all applicable terms and requirements of each Contract;

                        (b) Each other Person that has or had any obligation or
                liability under any Contract is, and at all times has been, in material compliance with all applicable terms and requirements of such Contract;

                        (c) No event has occurred or circumstance exists that
                (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

                        (d) The Company has not given to nor received from any
                other Person any notice or other communication (whether oral or written) regarding any actual or alleged violation or breach of, default under or termination or cancellation of, any Contract.

                2.19.5 The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement or customer or supplier requirement, restriction, code or rule of conduct.

        2.20 INSURANCE. Schedule 2.20 sets forth a description with respect to each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured or otherwise the beneficiary of coverage at any time within the past three (3) years, including
(a) the name, address and telephone number of the agent; (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;(c) the policy number and the period of coverage; (d) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (e) a description of any retroactive premium adjustments or other loss-sharing arrangements. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) the policy, as to the Sellers, will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transaction contemplated hereby; (iii) neither Company nor any other Person is in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and (iv) no Person has repudiated any provision thereof. The Company has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the business in which it has engaged during such period. Schedule 2.20 describes any self-insurance arrangements affecting the Company.

        2.21 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 2.21:


                2.21.1 The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law and has never engaged in any Hazardous Activity. Neither Sellers nor the Company have any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible, received, any actual or Threatened Order, notice or other communication from any Governmental Body or Person, or the current or prior owner or operator of any Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to the Facility or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers or the Company or any other Person for whose conduct they are or may be held responsible.

                2.21.2 There are no pending, potential or Threatened claims or Encumbrances arising under or pursuant to any Environmental Law, or any Environmental, Health and Safety Liabilities, with respect to or affecting the Facility or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company have ever used, possessed or occupied, or ever had any interest in.

                2.21.3 Neither Sellers nor the Company, nor any other Person for whose conduct they are or may be held responsible, has any Environmental, Health and Safety Liabilities.

        2.22 EMPLOYEES/REPRESENTATIVES.

                2.22.1 Schedule 2.22.1 contains a complete and accurate list of the following information for each employee of the Company, including each employee on leave of absence or layoff status: (a) name; (b) date of hire, (c) job title; (d) current compensation and bonus paid or payable; (e) vacation accrued; (f) service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan and (g) all other unpaid compensation, bonus and overtime pay, accrued or payable for any period prior to the Closing.

                2.22.2 To the Sellers' Knowledge, no employee, officer or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer or director and any other Person.

                2.22.3 Schedule 2.22.3 also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or eligible to receive benefits in the future: (a) name, (b) benefit, (c) payment option election, (d) retiree medical insurance coverage, (e) retiree life insurance coverage, and (f) other benefits.

                2.22.4 Schedule 2.22.4 lists each current sales representative, commissioned salesperson, consultant or other agent or representative of the Company ("Representatives") and all former Representatives terminated within the last 3 years and to which the Company owes any Liability, along with a complete description of the compensation or Liability payable to such Representatives and all Contracts relating thereto, and Sellers have made available to Buyer a true and complete copy of each such Contract and/or all amendments thereto.

                2.22.5 Except for any written resignations expressly required by this Agreement, to Sellers' Knowledge, no Representative, director, or officer, of the Company intends to terminate or materially alter his employment or other business relationship with the Company. Neither Sellers nor Company has received any notice of termination or resignation from any current director, officer or Representative of the Company.

        2.23 LABOR RELATIONS; COMPLIANCE. Except as set forth in Schedule 2.23, the Company has not been nor is a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and there is not Threatened, any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body or other labor or employment dispute against or affecting the Company or its premises. The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, the payment of social security and similar taxes, and occupational safety and health. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing or other Legal Requirements.

        2.24 INTELLECTUAL PROPERTY.

                2.24.1 Schedule 2.24.1 contains a complete and accurate list (including, without limitation, any royalties paid or payable or received by the Company), of all Contracts regarding Intellectual Property Assets and Sellers have made available a true and complete copy of each such Contract and any amendments thereto to the Buyer.

                2.24.2 The Intellectual Property Assets are all those necessary for the operation of the Company's business as it is currently conducted and as it has been conducted during the three (3) year period prior to the date hereof.

                2.24.3 OWNERSHIP.

                        (a) Schedule 2.24.3 contains a complete and accurate
                list of all Intellectual Property Assets. The Company is the owner of all right, title, and interest in and to each of the Intellectual

                Property Assets, free and clear of all Encumbrances and the Company has the sole and undiminished right to the use of the Intellectual Property Assets without any Liability for royalties or other payments to a third party, except as disclosed on
                Schedule 2.24.3.

                        (b) All of the issued Patents, Marks and Copyrights are
                properly filed and registered, are currently in compliance with all Legal Requirements (including payment of filing,examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any challenges, violations, infringement claims, maintenance fees, royalty fees, Taxes or Proceedings or Liabilities, except as described in
                Schedule 2.24.3.

                        (c) None of the products manufactured or sold, nor any
                process or know-how used, by the Company infringes or is alleged to infringe any patent, proprietary or other right of any other Person.

                        (d) Sellers and the Company have taken reasonable
                precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

        2.25 SUBSIDIARIES. Except as disclosed in Schedule 2.25, the Company does not nor has ever owned, directly or indirectly, any equity, profit or other interest in any subsidiary or other Person within the past three (3) years.

        2.26 FINDERS OR BROKER FEES. Except the fee to be paid to Binkley & Associates, Inc. by Sellers hereunder, there are no broker commissions, finders fees or other payments of like nature payable to any Person in connection with the transactions contemplated herein, and in no event will Buyer or the Company have any Liability for any fee or commission including, but not limited to, any finders, originators or brokers fee in connection with the transactions contemplated hereby.

        2.27 COMPETITIVE INTEREST. Neither the Sellers nor any officers, directors or, to the Knowledge of the Sellers and the Company, any other employees of the Company, own, directly or indirectly, any interests or have any business or enterprise which is a competitor or potential competitor of the Company (excluding any non-management employees owning less than five percent (5%) of any public company).

        2.28 RELATED PARTY TRANSACTIONS. Except as disclosed on Schedule 2.28, all of the transactions by the Company have been conducted on an arms length basis. No portions of the sales or other ongoing business relationships of the Company are dependent upon any familial relationship of Sellers or of any of the officers, directors or other employees of the Company. Except as disclosed in
Schedule 2.28, the Company has not engaged in any purchase, lease, sale or other transaction involving any Sellers, any officer, director, employee or Representative of the Company, any of their respective representatives, or any Person owned or controlled, in whole or in part, by any such parties, within the last three (3) years. Except as disclosed in Schedule 2.28, the Company has no outstanding loan or other advances, directly or indirectly, to or from any of the Sellers, any officer, director or employee or Representative of the Company, any affiliate or relative of Sellers or any entity in which either Sellers or the Company have a direct or indirect interest.

        2.29 BANK ACCOUNTS; BUSINESS LOCATIONS. Schedule 2.29 sets forth all accounts or deposits of the Company with any bank, broker, depository institution or other Person, and the names of all Persons authorized to withdraw funds from each such account. As of the date hereof, the Company has no office or place of business other than those identified in Schedule 2.29.

        2.30 NAME; PRIOR TRANSACTIONS. All names under which the Company does business as the date hereof are specified on Schedule 2.30. Except as set forth on Schedule 2.30, the Company has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past five (5) years.

        2.31 DISCLOSURE.

                2.31.1 No representation or warranty of Sellers in this Agreement and no statements in the Schedules omits to state any fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                2.31.2 No notice given pursuant to this Agreement or otherwise will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                2.31.3 There is no fact known to any of the Sellers or the Company that has specific application to any Seller or the Company (other than general economic or industry conditions) and that may have a Material Adverse Affect on the assets, business, prospects, financial condition, or operations of the Company that has not been set forth in this Agreement or the Schedules.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As a material inducement of Sellers entering into this Agreement and knowing and acknowledging that Sellers are relying upon the same, Buyer hereby makes, as of the Closing Date, the following representations and warranties to
Sellers:

        3.1 ORGANIZATION AND GOOD STANDING. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Florida.

        3.2 AUTHORITY; NO CONFLICT.

                3.2.1 This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms. Upon the execution and delivery by Buyer of the Promissory Note (the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

                3.2.2 Except as set forth in Schedule 3.2.2, neither the execution and delivery of this Agreement by Buyer, nor the consummation or performance of any of the transactions contemplated hereunder by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions pursuant to:

                        (a) Any provision of Buyer's Organizational Documents;

                        (b) Any resolution adopted by the board of directors or
                the stockholders of Buyer;

                        (c) Any Legal Requirement or Order to which Buyer may be
                subject; or

                        (d) Any Contract to which Buyer is a party or by which
                Buyer may be bound.

        Except as set forth in Schedule 3.2.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereunder.

        3.3 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereunder. To Buyer's Knowledge, no such Proceeding has been Threatened.

        3.4 FINDERS OR BROKER FEES. Except any fee paid by Sellers to Binkley & Associates, Inc., there are no broker commissions, finders fees or other payments of like nature payable to any Person in connection with the transactions contemplated hereunder, and in no event will Buyer or the Company have any Liability for any fee or commission including, but not limited to, any finders, originators or brokers fee in connection with the transactions contemplated hereby.

                                   ARTICLE IV
              INDEMNIFICATION, REMEDIES AND POST CLOSING COVENANTS

        4.1 SURVIVAL; KNOWLEDGE. Except as otherwise provided in Sections 4.4 and 4.5 hereof, all representations, warranties, covenants, and obligations in this Agreement, the Schedules, the supplements to the Schedules, the certificate delivered pursuant to Section 1.7.1(g), and any other certificate or document delivered pursuant to this Agreement will survive the Closing and continue in perpetuity and in full force and effect thereafter. The right to indemnification, payment of Damages (as hereinafter defined) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. Notwithstanding any Knowledge or facts determined by the Buyer, the Buyer shall have the right to fully rely on the representations, warranties, covenants and agreements of the Sellers contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the Sellers contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

        4.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS. Subject to the limitations of Section 4.6 hereof, Sellers will indemnify, defend and hold harmless Buyer, the Company and their respective representatives, stockholders, controlling Persons, and affiliates (collectively the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, Liability, claim, damage, expense (including costs of investigation, defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively "Damages"), arising, directly or indirectly, from or in connection with:

                4.2.1 Any Breach of any representation or warranty made by Sellers in this Agreement, the Schedules, the supplements to the Schedules, or any other certificate or document delivered by Sellers pursuant to this Agreement;

                4.2.2 Any Breach of any covenant or obligation of Sellers or Company in this Agreement;

                4.2.3 Any Liability or claim for workers compensation benefits by or for any of the employees or Representatives of the Company arising from or related to any occurrence during any period prior to or including the Closing Date, except to the extent fully covered and paid for by insurance;

                4.2.4 Any Liability or claim for any Tax which relates to any period prior to or including the Closing Date and not reserved in the Closing Financial Statements:

                4.2.5 Any Environmental, Health and Safety Liabilities, or other Liabilities in any way arising from or allegedly arising from (i) any Hazardous Activity conducted or allegedly conducted with respect to the Facility or the operation of the Company prior to the Closing, (ii) any Hazardous Material that was (a) present on or before the Closing on or at the Facility, the Environment at the Facility or any other property now or formerly owned, used or relating in any way to the operations or activities of the Company; or (b) Released or allegedly Released by Sellers, the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing. Buyer will be entitled to control any Cleanup and related Proceeding;

                4.2.6 Any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or the Company (or any Person acting on their behalf) in connection with any of the transactions contemplated hereunder or any other transaction;

                4.2.7 Reliance by Buyer on any books or records of the Company or the reliance by Buyer on any information furnished by Sellers or the Company or any of the directors or officers of the Company, to Buyer, to the extent any of such information should prove to be incorrect or false;

                4.2.8 Any Liability or claim for health, life or other insurance benefits, or any other employee benefits or claims by or for any of the employees or Representatives of the Company arising from or relating to any occurrence during any period prior to or including the Closing Date, except to the extent fully covered and paid for by insurance or reflected on the Closing Financial Statements;

                4.2.9 Any Liability or claim arising from the services, treatment, employment or termination of any employee, agent or Representative of the Company on or prior to the Closing Date or reflected on the Closing Financial Statements;

                4.2.10 The failure of Sellers to reimburse Buyer for any Delinquent Accounts Receivable pursuant to Section 1.3.5 of this Agreement;

                4.2.11 Any agreements, contracts, negotiations or other dealings by Sellers or the Company with any Person concerning the sale, transfer or reorganization of the stock, assets or business of the Company;

                4.2.12 Any Liability arising from any Breach, violation or noncompliance with any Legal Requirement prior to the Closing.

        4.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, or (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement.

        4.4 TERMINATION OF OBLIGATIONS OF COMPANY. Notwithstanding anything contained in this Agreement to the contrary, all of the representations, warranties, covenants, agreements and obligations of the Company shall terminate at the Closing and shall thereafter be of no further force and effect. Sellers hereby waive and release any present or future cause of action or claim against the Company arising in any way out of this Agreement or any representations, warranties, covenants or obligations of the Company hereunder, whether for contribution, indemnity or otherwise.

        4.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Sellers contained in this Agreement shall survive the Closing and continue in full force and effect for a period of two
(2) years thereafter, except for the representations and warranties contained in Sections 2.12 and 2.21 (the "Limited Exempt Provisions"), which shall survive the Closing and continue in full force and effect thereafter for the applicable statute of limitations and, except for the representations and warranties contained in Sections 2.1, 2.2, 2.4, 2.7, 2.8 and 2.26 ("Exempt Provisions") which shall survive the Closing and continue in full force and effect forever thereafter in perpetuity. All representations and warranties of the Buyer under this Agreement, shall survive the Closing and continue for a period of two (2) years thereafter.

        4.6 INDEMNIFICATION LIMITATIONS. Except for the "Exempt Damages" (as hereinafter defined), Sellers shall not have any obligation to indemnify, defend and hold the Buyer harmless from and against any Damages until the Buyer has suffered Damages, other than Exempt Damages, in excess of $10,000 (the "Floor"), after which point the Sellers will be obligated to indemnify, defend and hold the Buyer harmless from and against all Damages suffered going back to the first dollar. For purposes of this Agreement, the "Exempt Damages" shall mean Damages arising out of (i) any intentional Breach, misrepresentation, concealment or fraud by the Sellers, (ii) any Breach in any of the Limited Exempt Provisions or Exempt Provisions, and/or (iii) any Damages suffered by the Buyer or the Company arising, directly or indirectly, from or in connection with the items referred to in Sections 4.2.3, 4.2.4, 4.2.11, or
4.2.13 of this Agreement. Notwithstanding anything contained herein to the contrary, it is expressly agreed that the Exempt Damages shall not be subject to the Floor. Furthermore, the Exempt Damages shall not be subject to the "Limitation" (as hereinafter defined). Except as otherwise provided herein, the maximum liability of the Sellers for indemnification under this Article IV shall be limited to $5,500,000 (the "Limitation").

                                   ARTICLE V
                                   DEFINITIONS

        For purposes of this Agreement, the following terms have the following meanings:

        5.1 "ACCOUNTS RECEIVABLE" shall have the meaning as set forth in Section
2.10 of this Agreement.

        5.2 "AGREEMENT" shall mean this Stock Purchase Agreement and all exhibits and schedules referenced herein.

        5.3 "BEST EFFORTS" shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

        5.4 "BREACH" shall mean a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement, any Schedule or any instrument delivered pursuant to this Agreement and will be deemed to have occurred if there is or has been (a) any inaccuracy in, failure or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, whether material or otherwise or (b) any claim by any Person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision.

        5.5 "BUYER'S CLOSING DOCUMENTS" shall have the meaning as set forth in
Section 3.2.1 of this Agreement.

        5.6 "CASH PAYMENT" shall have the meaning as set forth in Section 1.4.1 of this Agreement.

        5.7 "CLOSING" shall have the meaning as set forth in Section 1.6 of this Agreement.

        5.8 "CLOSING DATE" shall mean the date and time as of which the Closing actually takes place.

        5.9 "COMPANY ASSETS" shall have the meaning as set forth in Section 2.7 of this Agreement.

        5.10 "CONSENT" OR "CONSENTS" shall mean any approval, consent, ratification, waiver, or other authorization (including, without limitation, any Governmental Authorization) of any Person (i) listed in Schedule 2.3, and (ii) required to be obtained in order to consummate the Contemplated Transactions.

        5.11 "CONTRACT" shall mean any agreement (or group of related agreements), contract, obligation, option, commitment, promise or understanding (whether written or oral and whether expressed or implied) (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or Liability, (c) by which the Company or any of the assets owned or used by it is or may become bound, or (d) which may relate to, establish or restrict any rights or obligations affecting the Shares or any present or future securities of the Company.

        5.12 "DAMAGES" shall have the meaning as set forth in Section 4.2 of this Agreement.

        5.13 [INTENTIONALLY OMITTED]

        5.14 "EMPLOYEE BENEFIT PLAN" shall mean any qualified and/or non-qualified fringe benefit, disability, health, medical, life insurance, supplemental compensation, incentive, wage continuation, retirement, pension, profit sharing, bonus, deferred compensation, stock ownership or other plan, trust, policy or arrangement involving any past, present or future employee, consultant, representative, or agent of the Company, including without limitation any plan, program or arrangement defined in or relevant to any provision of ERISA.

        5.15 "ENCUMBRANCE" shall mean any charge, claim, community property or dower interest, mortgage, equitable interest, lien, option, pledge, security interest, right of first refusal, contract, Liability or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

        5.16 "ENVIRONMENT" shall mean any soil, land surface or subsurface strata, surface waters (including, without limitation, navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream, sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

        5.17 "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" shall mean any cost, damage, expense, Liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law including, without limitation, any costs, damage, financial responsibility, expenses, liabilities, obligations or other Liability for, arising out of or relating to:

                5.17.1 The Environment;

                5.17.2 The presence, generation, use, handling, transport, recycling, reclamation, disposal, treatment, storage or release of any Hazardous Material;

                5.17.3 Any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                5.17.4 Fines, penalties, judgments, awards, settlements, legal or administrative Proceedings, damages, losses, claims, demands and response, investigative, remedial and inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                5.17.5 Any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by any applicable Environmental Law or any Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; and/or

                5.17.6 Any other compliance, corrective, investigative, or remedial measures required under any Environmental Law or any Occupational Safety and Health Law.

        The terms "removal," "remedial," and "response action," include, without limitation, the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

        5.18 "ENVIRONMENTAL LAW" shall mean any Legal Requirement that governs, regulates, requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the Environment; (c) reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the Threat of Release, or paying the costs of such clean up or prevention; (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; (i) Hazardous Activities, Hazardous Materials, pollutants, petroleum products, oil, asbestos or other potentially harmful substances; or (j) the protection of the health, safety and welfare of the public, water health and safety and pollution and/or protection of the Environment.

        5.19 "ERISA" shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

        5.20 "EXEMPT DAMAGES" shall have the same meaning as set forth in
Section 4.6.

        5.21 "EXEMPT PROVISIONS" shall have the same meaning as set forth in
Section 4.5.

        5.22 "FACILITY" shall mean any real property, leaseholds, or other interests currently or formerly owned, operated or managed by the Company and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by the Company.

        5.23 "FIDUCIARY" shall have the meaning as defined in ERISA ss.3(21).

        5.24 "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 2.5.

        5.25 "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

        5.26 "GOVERNMENTAL AUTHORIZATION" shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

        5.27 "GOVERNMENTAL BODY" shall mean any: (a) federal, state, local, municipal, foreign, or other government; or (b) governmental or quasi-governmental authority of any nature, including without limitation, (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority or other tribunal, and (iii) any arbitration body or tribunal;

        5.28 "HAZARDOUS ACTIVITY" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, under, about, or from the Facility or any part thereof into the Environment, and/or any other act, business, operation, or action that poses a risk of illness or property damage or diminution in value of any property resulting from Hazardous Materials.

        5.29 "HAZARDOUS MATERIALS" shall mean any waste or other substance that is listed, regulated, defined, designated, or classified under, or otherwise determined to be, hazardous, radioactive, toxic, or a pollutant or a contaminant pursuant to, any Environmental Law and shall include materials or equipment containing polychlorinated biphenals or asbestos in any form.

        5.30 "INDEBTEDNESS" of the Company means all Liabilities, and all interest, fees, prepayment penalties, cancellation charges and other costs and charges relating thereto, of the Company, except for current liabilities and intercompany payables, including without limitation, all Liabilities which (i) in accordance with GAAP should be classified upon a balance sheet as indebtedness; (ii) are for borrowed money or purchase money financing; (iii) are secured by any Lien or other charge upon any property or assets; (iv) are created or arise under any conditional sale or other title retention agreement with respect to any property; and/or (v) arise under any capitalized leases (as defined under GAAP).

        5.31 "INDEMNIFIED PERSONS" shall have the meaning as set forth in
Section 4.2 of this Agreement.

        5.32 "INTELLECTUAL PROPERTY ASSETS" shall include the following assets:
(a) the Company's name, all fictional business names, trade names, registered and unregistered trademarks ("Marks"), service marks and applications; (b) all patents, patent applications, and inventions and discoveries that may be patentable ("Patents"); (c) all copyrights in both published works and unpublished works ("Copyrights"); and (d) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints, owned, used or licensed by the Company, or otherwise referenced in or affected by any Contract ("Trade Secrets").

        5.33 "INTERIM FINANCIAL STATEMENTS" shall have the meaning as set forth in Section 2.5 of this Agreement.

        5.34 "IRC" shall mean the Internal Revenue Code of 1986 or any successor law, and all U. S. Treasury regulations and rulings issued by the IRS or any Governmental Authority pursuant to the Internal Revenue Code or any successor law.

        5.35 "IRS" shall mean the United States Internal Revenue Service or any successor agency, and the United States Department of the Treasury.

        5.36 "KNOWLEDGE" of any Person shall be deemed to include a particular fact or other matter if: (a) such Person is actually aware of such fact or other matter; or (b) a reasonable Person could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. A Person other than an individual will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) and has Knowledge of such fact or other matter.

        5.37 "LEASED PROPERTY" shall have the meaning as set forth in Section
2.8.1 of this Agreement.

        5.38 "LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, operational memorandum, guidance documents, policy, charter, ordinance, rule, code, principle of common law, case, decision, regulation, statute, or treaty including, without limitation, Environmental Laws, Occupational Safety and Health Laws, Orders, ERISA and the IRC.

        5.39 "LIABILITY" shall mean any liability or obligation whether known or unknown, foreseeable or unforeseeable, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due.

        5.40 "LIMITATION" shall have the meaning set forth in Section 4.6 of this Agreement.

        5.41 "MATERIAL ADVERSE CHANGE (OR EFFECT)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, business or prospects of any Person which change (or effect), individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, business or prospects of such Person.

        5.42 "OCCUPATIONAL SAFETY AND HEALTH LAW" shall mean any Legal Requirement which governs, regulates or relates to safety and health conditions or is designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

        5.43 "ORDER" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

        5.44 "ORDINARY COURSE OF BUSINESS" shall mean an action taken by a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person and such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

        5.45 "ORGANIZATIONAL DOCUMENTS" shall mean the articles or certificates of incorporation and the bylaws of a corporation including any amendments thereto or restatements thereof, and all resolutions of the Board of Directors and stockholders of such corporation.

        5.46 "PERSON" shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

        5.47 "PROCEEDING" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator or Person.

        5.48 "PROMISSORY NOTE" shall have the meaning as set forth in the
Section 1.4.5 of this Agreement.

        5.49 "PURCHASE PRICE" shall have the meaning as set forth in the Section
1.2 of this Agreement.

        5.50 "REAL PROPERTY" shall have the meaning as set forth in Section 2.8 of this Agreement.

        5.51 "RECORDS" shall have the meaning as set forth in Section 2.6 of this Agreement.

        5.52 "RELEASE" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

        5.53 "REPRESENTATIVES" shall have the meaning as set forth in Section
2.22.4 of this Agreement.



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

        5.54 "SALE TRANSACTION" shall mean any transaction or series of transactions involving the sale of the business or assets (other than sales of inventory in the Ordinary Course of Business) of the Company, or any of the Shares or any equity interest or capital stock of the Company, or any merger, consolidation, joint venture, partnership, shares exchange, reorganization, business combination, or similar transaction involving the Company.

        5.55 "SELLERS' CLOSING DOCUMENTS" shall have the meaning as set forth in the Section 1.7.1 of this Agreement.

        5.56 "SELLERS' NONCOMPETITION AGREEMENT" shall have the meaning as set forth in the Section 1.7.1(d) of this Agreement.

        5.57 "SELLERS' RELEASES" shall have the meaning as set forth in the
Section 1.7.1(b) of this Agreement.

        5.58 "SHARES"shall have the meaning set forth in the recitals to this Agreement.

        5.59 "TAX" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC ss.59(A)), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, assessment or charge by a Governmental Body of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

        5.60 "TAX RETURN" shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

        5.61 "THREAT OF RELEASE" shall mean a reasonable possibility of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

        5.62 "THREATENED" shall mean a claim, Proceeding, dispute, action, or other matter if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter may be asserted, commenced, taken, or otherwise pursued in the future.

        5.63 "WORKERS COMPENSATION RESERVE" shall mean all Liabilities for workers' compensation claims of the Company the date of occurrence of which is on or prior to the Closing Date.

                                   ARTICLE VI
                               GENERAL PROVISIONS

        6.1 CONFIDENTIALITY. Given that a certain affiliate of Buyer is publicly traded, among other reasons, the Sellers will maintain and hold in confidence and not disclose any information concerning the business and affairs of the Company and the Buyer that is not already generally available to the public and is not otherwise used in the business of Sellers ("Confidential Information"), refrain from using any Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that Sellers are requested or required (by oral question or request for information or documents in any legal Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such party will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the aforementioned parties is, on the written advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such party may without liability hereunder, disclose that portion of the Confidential Information which such party is required to disclose.

        6.2 EXPENSES. Except as otherwise expressly provided in this Agreement, the Sellers, on the one hand, and the Buyer, on the other hand, shall bear their own respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including, but not limited to fees and expenses of agents, representatives, investment bankers, advisors, consultants, legal counsel, and accountants (collectively "Transaction Costs"). Without limiting the generality of the foregoing, the parties agree that the Company shall pay (a) up to $7,500 in Transactions Costs relating to legal fees incurred by the Company, (b) all Transaction Costs relating to accounting fees incurred by the Company (but not the Sellers), and
(c) the time and direct expenses of employees of the Company, and that the Sellers (and not the Company) shall pay all other costs, fees and expenses for services rendered by legal counsel and/ the accounting firm to the Sellers or the Company in any way relating to this Agreement or the transactions contemplated hereunder. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

        6.3 SCHEDULES. The Schedules are numbered to correspond to the various sections of this Agreement relating to the representations and warranties contained in this Agreement and certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular Schedule shall be deemed made in any other Schedule unless expressly made therein.

        6.4 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereunder will be issued, if at all, at such time and in such manner as determined by Buyer. Unless consented to by each party hereto in advance or required by Legal Requirements prior to the Closing, all parties shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the

Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions contemplated hereunder, and Buyer will have the right to be present for any such communication.

        6.5 ARBITRATION. Any and all disputes, controversies or claims arising out of or relating to this Agreement, other than those arising out of or relating to Promissory Note, the Guaranty or the Security Agreement, shall be resolved exclusively and conclusively by binding arbitration in accordance with the rules of the American Arbitration Association. Such arbitration shall be held at the office of the American Arbitration Association located in Southfield, Michigan. Any award or decision as a result of such arbitration shall be final and binding upon the parties, shall not be subject to appeal and shall be enforceable by entry of a judgment by any court of competent jurisdiction.

        6.6 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (d) three (3) business days following the deposit of same in the U.S. mail, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

          Sellers:               c/o Roy Hathcock
                                 4875 Pelican Colony Blvd., No.902
                                 Bonita Springs, Florida 34134

          With a copy to:        Smith, Hawkins, Hollingsworth & Reeves, LLP
                                 688 Walnut Street, Suite 100
                                 Macon, Georgia  31208-6495
                                 Attn:  J. Rene Hawkins, Jr., Esq.
                                 Fax No. (478) 746-8722

          Buyer:                 SSAC, LLC
                                 26777 Central Park Boulevard, Suite 200
                                 Southfield, Michigan 48076
                                 Attn:  John E. Elliott, II
                                 Fax No. (248) 352-7534

          With a copy to:        Kerr, Russell and Weber, PLC
                                 500 Woodward Avenue, Suite 2500
                                 Detroit, MI  48226
                                 Attn:  Eric I. Lark, Esq.
                                 Fax No. (313) 961-0388

        6.7 TAX ISSUES.

                6.7.1 CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated herein, shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees which are required to be filed or paid by the Sellers.

                6.7.2 TAX RETURNS. Sellers shall cause Company (at the Company's sole cost and expense) to file a stub period tax return for the period of January 1, 2004 through the Closing, and prior to filing such return shall provide such proposed stub period return to Buyer for its review and approval. For any period subsequent to Closing, Buyer shall cause the Company's tax returns to be prepared.

        6.8 RECOUPMENT. Sellers hereby agree and acknowledge that in the event that any amount is or becomes due or payable by Sellers to the Buyer or the Company as Damages or otherwise, the Buyer shall have the option (but not obligation) to offset any amount owing against any CHC stock held in escrow or otherwise to place a lien on any of Sellers' CHC stock, or Buyer may further elect to reduce, on a dollar-for-dollar basis, any amount owed, due or payable to Sellers under this Agreement, under the Promissory Note or otherwise, by any such amount, due or payable to Buyer or the Company, which recoupment may be applied against one or more payments due, and/or treated as a prepayment of principal due under the Promissory Note, or otherwise, as the Buyer or the Company may elect from time to time. This elective right of setoff shall be cumulative and in addition to any and all additional remedies to which Buyer or the Company may be entitled at law or in equity. CHC's Guaranty hereunder shall likewise be subject to the offset/recoupment rights hereunder. Notwithstanding anything contained herein to the contrary, each of the Seller's respective liability for offset/recoupment under this Agreement for any one item shall be limited to an amount equal to the total offset/recoupment to which the Buyer is entitled under this Agreement multiplied by a percentage which is equal to the percentage of the total Shares owned by such Seller immediately prior to the Closing.

        6.9 FURTHER ASSURANCES. The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

        6.10 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged, in whole or in part, by a waiver or renunciation of the claim or right, unless done so in writing signed by the party asserting such claim or right; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        6.11 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter; provided, however, that the confidentiality provisions contained within the Letter of Intent by and among the parties dated June 24, 2004 shall continue in full force and effect. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

        6.12 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of the authoring of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute of law shall be deemed and also referred to all rules and regulations promulgated thereunder, unless the context expressly provides otherwise. The word "including" shall mean including without limitation. All words used in this Agreement will be construed to be of such gender or number as the circumstances may require. If any party has Breached any representation, warranty or covenant contained in this Agreement, the fact that such party may not have Breached another representation, warranty or covenant contained in this Agreement which also relates to the same or similar subject matter shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant (regardless of the relative levels of specificity among such various representations, warranties or covenants). In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, the statements in the body of this Agreement will control.

        6.13 ASSIGNMENTS; SUCCESSORS; NO THIRD PARTY RIGHTS. No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any subsidiary, parent or affiliate of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing contained in this Agreement will be construed to give any Person other than the parties to this Agreement (and their successors and assigns) and those Persons expressly identified herein as receiving or obtaining rights or benefits hereunder, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

        6.14 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction or arbitrator, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        6.15 SECTION HEADINGS. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement.

        6.16 GOVERNING LAW. This Agreement will be governed by the internal laws of the State of Florida without regard to conflicts of laws principles.

        6.17 ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement, (b) said party has relied solely and completely upon its own judgment in executing this Agreement, (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, (d) said party has acted voluntarily and of its own free will and executing this Agreement, (e) said party is not acting under duress, whether economic or physical, in executing this Agreement, and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

        6.18 COUNTERPARTS/FACSIMILE SIGNATURES. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A facsimile signature of any party shall be immediately binding upon such party and have the same legal effect as a original signature of such party.

                            [SIGNATURES ON NEXT PAGE]






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



         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

WITNESSES:                       BUYER:

                                 SSAC, LLC,
                                 A FLORIDA LIMITED LIABILITY COMPANY

/s/ Jenny H. Kim                 By:  /s/ John E. Elliott, II
---------------------------         --------------------------------------------
Jenny H. Kim
                                 Its: President
                                     -------------------------------------------

                                 COMPANY:

                                 TRINITY HEALTHCARE OF WINSTON-SALEM, INC.,

                                 A GEORGIA CORPORATION

                                 By:  Roy Hathcock
---------------------------         --------------------------------------------

                                 Its:  CEO
                                     -------------------------------------------


                                 SELLERS:

                                 /s/ Roy Hathcock
                                 -----------------------------------------------
                                 Roy Hathcock


                                 /s/ Dale Benzine
                                 -----------------------------------------------
                                 Dale Benzine


                                 /s/ Chris Norman
                                 -----------------------------------------------
                                 Chris Norman


                                 /s/ Marc Leonard
                                 -----------------------------------------------
                                 Marc Leonard



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